As filed with the Securities and Exchange Commission on February 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apellis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-1537290
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Fifth Avenue Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

2017 Stock Incentive Plan

Stock Option Inducement Awards (March 2019-February 2020)

(Full Title of the Plan)

Cedric Francois, M.D., Ph.D.

President and Chief Executive Officer

Apellis Pharmaceuticals, Inc.

100 Fifth Avenue

Waltham, MA 02451

(Name and Address of Agent for Service)

(617) 977-5700

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 par value per share	2,557,520 shares	(2)	$35.45	(3)	$90,664,084	(3)	$11,768.20
Common Stock, $0.0001 par value per share	101,078 shares	(4)	$18.98	(5)	$1,918,461	(5)	$249.02
Common Stock, $0.0001 par value per share	50,434 shares	(4)	$19.76	(5)	$996,576	(5)	$129.36
Common Stock, $0.0001 par value per share	49,468 shares	(4)	$19.48	(5)	$963,637	(5)	$125.09
Common Stock, $0.0001 par value per share	54,402 shares	(4)	$18.48	(5)	$1,005,349	(5)	$130.50
Common Stock, $0.0001 par value per share	48,300 shares	(4)	$18.43	(5)	$890,169	(5)	$115.55
Common Stock, $0.0001 par value per share	36,404 shares	(4)	$20.41	(5)	$743,006	(5)	$96.44
Common Stock, $0.0001 par value per share	24,600 shares	(4)	$25.56	(5)	$628,776	(5)	$81.62
Common Stock, $0.0001 par value per share	136,284 shares	(4)	$29.16	(5)	$3,974,042	(5)	$515.84
Common Stock, $0.0001 par value per share	27,300 shares	(4)	$26.83	(5)	$732,459	(5)	$95.08
Common Stock, $0.0001 par value per share	34,032 shares	(4)	$29.92	(5)	$1,018,238	(5)	$132.17
Common Stock, $0.0001 par value per share	42,032 shares	(4)	$28.63	(5)	$1,203,377	(5)	$156.20
Common Stock, $0.0001 par value per share	152,208 shares	(4)	$27.41	(5)	$4,172,022	(5)	$541.53
Common Stock, $0.0001 par value per share	79,200 shares	(4)	$26.69	(5)	$2,113,848	(5)	$274.38
Common Stock, $0.0001 par value per share	30,796 shares	(4)	$24.09	(5)	$741,876	(5)	$96.30
Common Stock, $0.0001 par value per share	24,600 shares	(4)	$24.09	(5)	$592,614	(5)	$76.93
Common Stock, $0.0001 par value per share	47,400 shares	(4)	$22.10	(5)	$1,047,540	(5)	$135.98
Common Stock, $0.0001 par value per share	24,600 shares	(4)	$30.50	(5)	$750,300	(5)	$97.39
Common Stock, $0.0001 par value per share	80,224 shares	(4)	$29.03	(5)	$2,328,903	(5)	$302.30
Common Stock, $0.0001 par value per share	3,000 shares	(4)	$40.34	(5)	$121,020	(5)	$15.71

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents additional shares of Common Stock authorized for issuance under the 2017 Stock Incentive Plan (the “2017 Plan”).
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 24, 2020.

(4)

Consists of shares of Common Stock issuable under new hire inducement stock option awards granted between March 1, 2019 and February 26, 2020 to certain employees of the registrant as an inducement material to entry into employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated based on the exercise price of the options outstanding under the applicable inducement stock option awards.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Apellis Pharmaceuticals, Inc., a Delaware corporation (the “registrant”), to register (a) 2,557,520 additional shares of the registrant’s common stock, $0.0001 par value per share (“Common Stock”), issuable under the registrant’s 2017 Stock Incentive Plan (the “2017 Plan”) and (b) 1,046,362 shares of Common Stock issuable upon exercise of nonstatutory stock options granted to employees of the registrant as an inducement material to entry into employment with the registrant, in accordance with Nasdaq Listing Rule 5635(c)(4). Pursuant to General Instruction E to Form S-8, and only with respect to the Common Stock being registered under the 2017 Plan, this registration statement incorporates by reference the contents of (i) the registration statement on Form S-8, File No. 333-221528, filed by the Registrant on November 13, 2017 relating to the 2017 Plan and (ii)  the registration statement on Form S-8, File No. 333-229876, filed by the Registrant on February 26, 2019, except (x) to the extent superseded hereby and (y) for Item 8, Exhibits, with respect to which the Exhibit Index immediately preceding the exhibits attached hereto is incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant’s certificate of incorporation provides that none of its directors shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The registrant’s certificate of incorporation also provides that it will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in the registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the registrant, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

The registrant has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements may require the registrant, among other things, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of the registrant’s directors or officers.

The registrant maintains a general liability insurance policy that covers certain liabilities of the directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1(1)	Restated Certificate of Incorporation of the Registrant

4.2(1)	Amended and Restated By-Laws of the Registrant

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page)

99.1(2)	2017 Stock Incentive Plan

99.2(3)	Nonstatutory Stock Option Inducement Award Agreement

(1)	Previously filed with the Securities and Exchange Commission on November 13, 2017 as an Exhibit to the Registrant’s Current Report on Form 8-K and incorporated herein by reference
(2)

Previously filed with the Securities and Exchange Commission on October 30, 2017 as an Exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-220941) and incorporated herein by reference

(3)

Previously filed with the Securities and Exchange Commission on February 26, 2019 as an Exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-229876) and incorporated herein by reference

Item 9. Undertakings.

1.	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts on this 27th day of February, 2020.

APELLIS PHARMACEUTICALS, INC.

By:	/s/ Cedric Francois
Cedric Francois, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Apellis Pharmaceuticals, Inc., hereby severally constitute and appoint Cedric Francois, Timothy Sullivan and David O. Watson and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Apellis Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cedric Francois Cedric Francois, M.D., Ph.D.	President, Chief Executive Officer and Director (principal executive officer)	February 27, 2020

/s/ Timothy Sullivan Timothy Sullivan	Chief Financial Officer and Treasurer (principal financial officer)	February 27, 2020

/s/ Nicole Perry Nicole Perry	Vice President of Finance (principal accounting officer)	February 27, 2020

/s/ Gerald Chan, D.Sc. Gerald Chan, D.Sc.	Chairman of the Board of Directors	February 27, 2020

/s/ A. Sinclair Dunlop A. Sinclair Dunlop	Director	February 27, 2020

/s/ Alec Machiels Alec Machiels	Director	February 27, 2020

/s/ Stephanie Monaghan O’Brien Stephanie Monaghan O’Brien	Director	February 27, 2020